UBS SERIES FUNDS

Dated as of December 23, 2019

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Danielle Capobianco, Vice President

            Re: UBS SERIES FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established three new series of shares to be known as UBS SELECT ESG PRIME INSTITUTIONAL FUND, UBS SELECT ESG PRIME INVESTOR FUND, and UBS SELECT ESG PRIME PREFERRED FUND (the “Portfolios”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of February 1, 2000, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,
UBS SERIES FUNDS
on behalf of:
UBS SELECT ESG PRIME INSTITUTIONAL FUND
UBS SELECT ESG PRIME PREFERRED FUND
UBS SELECT ESG PRIME INVESTOR FUND

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary, Duly Authorized

By:	/s/ Eric Sanders
Name:	Eric Sanders
Title:	Vice President and Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: December 23, 2019

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